Exhibit 8.1

150 Third Avenue South, Suite 2800 Nashville, TN 37201 (615) 742-6200

October 7, 2016

New Amethyst Corp.

1A Burton Hills Boulevard

Nashville, Tennessee 37215

Ladies and Gentlemen:

We have acted as counsel to New Amethyst Corp., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-4 filed by Company with the Securities and Exchange Commission (the “Registration Statement”) on the date hereof, pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed merger (“Merger 1”) of AmSurg Corp., a Tennessee corporation (“Target 1”), with and into the Company, with the Company surviving, and the subsequent proposed merger (“Merger 2”, and together with Merger 1, the “Mergers”) of Envision Healthcare Holdings, Inc., a Delaware corporation (“Target 2”) with and into the Company, with the Company surviving, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 15, 2016, by and among the Company, Target 1 and Target 2. This opinion is being furnished to you in accordance with Section 6.3(d) of the Merger Agreement and the requirements of Item 601(b)(8) of Regulation S-K under the Act. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

In rendering our opinion, we have examined the Merger Agreement, the Registration Statement, the proxy statement/prospectus forming a part thereof (as amended or supplemented through the date hereof), and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed with your permission that (i) the transactions will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transactions and the parties thereto set forth in the Merger Agreement are true, complete and correct, and the Registration Statement is true, complete and correct, (iii) there are no documents or understandings between the parties, and the parties will not execute any such documents or enter into any such understandings after the date hereof, that would alter, or are inconsistent with, the terms set forth in the Merger Agreement or the Registration Statement, (iv) the factual statements and representations made by Company, Acquiror and Target in their respective

New Amethyst Corp.

officer’s certificates dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Merger 2 Effective Time, (v) any such statements and representations made in the Officer’s Certificates “to the knowledge of” or “in the belief of” any person or similarly qualified are and will be true, complete and correct without such qualification, and (vi) the Company, Target 1 and Target 2 and their respective subsidiaries will treat the Mergers for United States federal income tax purposes in a manner consistent with the opinions set forth below. If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

We have participated in the preparation of the discussion set forth in the section entitled “Material United States Federal Income Tax Considerations” in the Registration Statement. Based upon and subject to the foregoing, we are of the opinion that:

(i)	under currently applicable United States federal income tax law, (A) Merger 1 will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and (B) Merger 2 will constitute a reorganization within the meaning of Section 368(a) of the Code; and

(ii)	the discussion contained in the Registration Statement under the caption “Material United States Federal Income Tax Considerations” constitutes our opinion as to the material U.S. federal income tax consequences of the Mergers under existing law.

Our opinion is based, in part, upon relevant legal authority in effect as of the date hereof. We provide no assurance that the legal authority upon which this opinion is based will not be amended, revoked or modified (with or without retroactive effect) in a manner which would affect or change our conclusions. Furthermore, should any of the representations or assumptions set forth or referred to above prove to be inaccurate as of the Merger 2 Effective Time, our opinion may change. Our opinion is limited to the federal income tax matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Specifically, no opinions are expressed with respect to the tax consequences of the Mergers under any foreign, state, or local tax law. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement it to reflect any change of fact, circumstance, or law after the date hereof. This opinion may be withdrawn if we do not receive the Officer’s Certificates dated as of the date of the Merger 2 Effective Time confirming the accuracy of the representations set forth therein. Furthermore, our opinion is not binding on the Internal Revenue Service or any court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusions. Thus, there can be no assurance that the Internal Revenue Service will not take contrary positions or that a court would agree with our opinion if litigated.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is

New Amethyst Corp.

required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act.

Very truly yours,

/s/ Bass, Berry & Sims PLC